Exhibit 99.1

Apollo Funds Complete Acquisition of Tenneco

Jim Voss Appointed Chief Executive Officer of Tenneco

SKOKIE, IL AND NEW YORK, NY – November 17, 2022 – Tenneco and Apollo (NYSE: APO) today announced that funds managed by Apollo affiliates (the “Apollo Funds”) have completed the previously announced acquisition of Tenneco, a leading designer, manufacturer and marketer of automotive products for OEM and aftermarket customers. Veteran executive Jim Voss has been appointed CEO of Tenneco, effective immediately and as previously announced.

“We are excited for Tenneco to enter this exciting next chapter with Apollo and together see compelling opportunities to accelerate Tenneco’s growth trajectory and enhance operations,” said CEO Jim Voss. “I look forward to leading the talented team at Tenneco and serving our customers and partners around the world.”

“We’re pleased to complete this acquisition and support Jim and the management team in making strategic investments across product categories to accelerate growth and deliver innovative customer solutions,” said Apollo Partner Michael Reiss.

Voss brings significant experience in industrial manufacturing, with more than 25 years of experience in the specialty materials industry and having served as an operating partner to Apollo Funds since 2012. Most recently, Voss was the president and CEO of Vectra, a technology-based industrial growth company.

Pursuant to the terms of the transaction, an affiliate of the Apollo Funds acquired all of the outstanding shares of Tenneco stock. Tenneco shareholders are entitled to receive $20.00 in cash for each share of Tenneco ($TEN) common stock owned. As a result of the transaction completion, Tenneco’s common stock no longer trades on the New York Stock Exchange.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers, and marketers of automotive products for original equipment and aftermarket customers, with full year 2021 revenues of $18 billion and approximately 71,000 team members working at more than 260 sites worldwide. Through our four business groups, Motorparts, Performance Solutions, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket.

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three investing strategies: yield, hybrid, and equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of September 30, 2022, Apollo had approximately $523 billion of assets under management. To learn more, please visit www.apollo.com.

Contact Information

For Tenneco investors:

Linae Golla

847-482-5162

lgolla@tenneco.com

Rich Kwas

248-849-1340

rich.kwas@tenneco.com

For Tenneco media

Bill Dawson

847-482-5807

bdawson@tenneco.com

For Apollo investors:

Noah Gunn

Global Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0540

IR@apollo.com

For Apollo media:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822 0491

Communications@apollo.com